NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Urges Shareholders to Vote the WHITE Proxy FOR

Agrium’s Director Nominees

Warns of JANA’s Tactics to Break Up the Company

March 4, 2013 – ALL AMOUNTS ARE STATED IN U.S.$ UNLESS OTHERWISE INDICATED

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) announced today that it has commenced mailing its Proxy Circular in advance of the Annual General Meeting of Shareholders that will take place in Calgary, Alberta on April 9, 2013.

The proxy circular includes a letter to Agrium shareholders from Board Chair Victor Zaleschuk, a copy of which is included below, as well as detailed reasons why Agrium shareholders should vote FOR Agrium’s Board slate, using only the WHITE proxy.

“This is a simple choice between Agrium’s highly successful strategy that has delivered two consecutive years of record financial results and generated a 467% shareholder return since 2005, versus JANA Partners’ ill-conceived scheme to break up the company and take other actions that will destroy shareholder value,” said Victor Zaleschuk, Board Chair. “Agrium shareholders need to act today to protect the value of their investment by voting for Agrium’s Board nominees.”

Letter to Shareholders from Agrium’s Board Chair

The following letter was included in the proxy materials mailed to shareholders:

Dear Agrium Shareholder:

You have an important decision to make that will affect the value of your investment in Agrium.

This year’s election for the Board of Directors has become a choice between two competing visions for Agrium’s future. One vision is endorsed by Agrium’s Board and management, and has the support of an overwhelming majority of Agrium’s large institutional shareholders and the equity research community.

This vision would have Agrium continue to execute the integrated strategy that has delivered a 467%1 shareholder return and made Agrium one of the best performing stocks in North America since 2005. This strategy has produced two consecutive years of record earnings, and increased earnings from Agrium Retail by more than 50% since 2010. This performance, in turn, has made it possible for the Board to fulfill its long-standing plan to raise the dividend (which we have by 18x since 2010) as earnings and cash flow have increased. It is the strategy that has uniquely positioned Agrium to strike a deal to acquire from Glencore the agri-products business formerly operated by Viterra and return Cdn$900-million to shareholders in October 2012 in connection with Glencore’s sale of a stake in the Medicine Hat nitrogen facility. Moreover, it is the strategy that has enabled Agrium to achieve a leading position in the global agricultural inputs sector and increase its market value by over $14 billion2, or 700%, since 2003.

[1]	As at February 13, 2013
[2]	All dollar figures in this letter are US currency, unless otherwise noted.

The other vision is being promoted by a New York-based activist hedge fund called JANA Partners. JANA wants Agrium to abandon its current strategy, break itself into three small pieces, and take other actions that will destroy shareholder value. We have said we are not going to do that. So, to further its flawed agenda, JANA has put forward its own dissident slate of director nominees.

It is very important for you to ACT TODAY to protect the value of your investment in Agrium. Vote FOR the Agrium Board nominees on the WHITE form of proxy and disregard the materials you receive from JANA.

JANA’s Goal Is To Break Up Agrium

JANA first contacted Agrium in May 2012 and demanded we spin off Agrium’s Retail business and spin off our Potash operations, breaking Agrium into three small companies. JANA also demanded we reduce Retail working capital and corporate costs to levels that would significantly impair Agrium’s profitability and damage Agrium’s ability to manage its global operations.

While our Board has evaluated Agrium’s corporate strategy and structure many times in the past, the Board has taken JANA’s concerns seriously. We immediately engaged an independent financial advisor and independent legal counsel to advise the independent directors of the Board on the value of a break up, along with all of JANA’s other demands. After an in-depth, two-month review, the independent directors concluded that JANA’s break-up plan and its other demands would destroy shareholder value and were contrary to the best interests of the company and its shareholders. The Board has reviewed each successive argument JANA has made and continues to be of the view that JANA’s demands would destroy value and are not in the best interests of Agrium and its shareholders.

JANA’s latest message is to convince Agrium shareholders that it is really only concerned with the level of experience on Agrium’s Board. We don’t believe it and neither should you. If that were JANA’s concern, it would have supported the recent appointments to Agrium’s Board of David Everitt and Mayo Schmidt, two highly-accomplished and independent executives with precisely the extensive agricultural, retail and distribution expertise that JANA says Agrium needs.

JANA’s Dissident Nominees: Bought and Paid For?

It is important to note that JANA’s dissident nominees have agreed to accept special incentive payments from JANA for serving on Agrium’s Board. These payments are structured to incentivize short-term actions, even if they are taken at the expense of greater long-term value. This kind of “golden leash” arrangement is unheard of in Canada and raises serious questions about the independence of JANA’s nominees, and their ability to act in the best interests of all shareholders.

The bottom line is this: JANA’s campaign isn’t about corporate governance, operating performance or board experience. It is a Trojan Horse tactic aimed at securing board seats that JANA can then use to further its agenda of breaking up Agrium. To that end, JANA has promoted an ever-changing but consistently flawed analysis of Agrium’s track record, business and Board. As detailed in the following pages, the facts do not support JANA’s claims.

Agrium is a top-performing company. Our Board provides engaged oversight of management and has been recognized several times over the past ten years for excellence in corporate governance.

You are invested in a company that has delivered a 467% shareholder return since embarking on its current integrated strategy – a strategy that continues to create record results and significant and sustainable value. JANA wants to abandon that strategy, break the company into three small pieces, and take other actions that will destroy shareholder value.

It is important that you act now to prevent that from happening. Protect the value of your investment in Agrium. Support the continuation of Agrium’s sound and successful business strategy. Please use the WHITE form of proxy today to vote FOR Agrium’s nominees.

We appreciate your continued support.

On behalf of the Board of Directors,

Victor J. Zaleschuk Board Chair

The Proxy Circular and associated information can be found on Agrium’s website, www.agrium.com/proxy. Mailing of the Proxy Circular has commenced and hard copies will arrive in shareholders’ mailboxes in due course.

Voting Instructions

Shareholders are urged to express their support of the Agrium Board Nominees by voting the WHITE proxy well in advance of the proxy deadline. In order to be counted at the AGM, WHITE proxies must be received by no later than April 5, 2013, at 11 a.m. (Calgary Time). For more information or assistance voting their shares, Canadian shareholders should contact CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorcst.com. U.S. shareholders should contact Innisfree at 1-877-456-3442 (toll-free) or email info@innisfreema.com. Agrium shareholders should disregard any proxy sent by Jana Partners LLC.

For ease of voting and up-to-date information please continue to visit www.agrium.com/proxy.

Agrium Files 2012 Annual Report and Annual Information Form

The 2012 Annual Report, including Management’s Discussion and Analysis and Audited Consolidated Financial Statements, and the Annual Information Form (AIF), are now available on the company’s website, www.agrium.com. Agrium has also filed its Form 40-F with the U.S. Securities and Exchange Commission. The documents are available on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov (for the Form 40-F), and the Canadian Securities Administrators’ website at www.sedar.com.

Shareholders may request a hard copy of the 2012 Annual Report, including audited financial statements, free of charge by contacting Agrium through our web page or in writing to the address below or, alternatively, through the following website: http://investorcalendar.ar.wilink.com.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

Forward-looking Statements

Certain statements and other information included in this news release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “estimate”, “would” and other similar expressions. All statements in this press release other than those relating to historical information or current conditions are forward-looking statements, including, but not limited to, statements as to management’s expectations, estimates and analysis with respect to: our business strategy; the composition of our Board of Directors; and the feasibility, value and impact of JANA’s ideas and strategies for Agrium and our belief that these ideas and strategies are not in the best interests of Agrium and its shareholders, will destroy shareholder value, significantly impair Agrium’s profitability and damage Agrium’s ability to manage its global operations. Readers are cautioned not to place undue reliance on forward-looking statements which involve known and unknown material risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

The forward-looking statements included in this news release are based on certain assumptions and analysis made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements. The key assumptions that have been made in connection with such forward-looking statements include, among other things: assumptions with respect to Agrium’s acquisitions; that future business, regulatory and industry conditions will be within normal parameters, including with respect to prices, margins, product availability and supplier agreements; the completion of projects on schedule, as planned and on budget; assumptions with respect to U.S. and global economic conditions; our ability to access our credit facilities or capital markets for additional sources of financing; and the assumptions set forth under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements” on pages 82 to 83 of Agrium’s Management’s Discussion & Analysis for the year ended December 31, 2012 (the “2012 MD&A”).

By their nature, forward-looking statements are subject to various risks and uncertainties which could cause Agrium’s anticipated results and experience to differ materially from the anticipated results or expectations expressed. The key risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions; weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax, anti-trust and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; actions by competitors and others that include changes to industry capacity, utilization rates and product pricing; performance by customers, suppliers and counterparties to financial instruments; changes in the development plans for our major capital expansion and improvement projects including the potential for higher costs, delays, issues with counterparties, risks associated with technology or inflationary pressure; fluctuations in foreign exchange and tax rates; a deterioration in the state of the capital markets or a negative bias towards Agrium or its industry by market participants; gas prices and gas availability; operating risks associated with investment in foreign jurisdictions; reliability of performance of existing capital assets; changes in margins and/or levels of supplier rebates; political risks associated with our interests in the Egyptian Misr Fertilizers Production Company S.A.E. nitrogen facility in Egypt, the Argentine Profertil nitrogen facilities and other facilities; environmental, health, safety and security risks typical of those found throughout the agriculture, mining and chemical manufacturing sectors and fertilizer supply chain; risks related to our proposed business acquisitions including risks related to our ability to close such acquisitions as anticipated and to integrate and achieve synergies from any assets we may acquire within the time or at the performance level expected; and the risks set forth in the 2012 MD&A on pages 74 to 77 under the heading “Enterprise Risk Management — Key Business Risks” and pages 82 to 83 under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements”. Additional information and other risk factors respecting the business and operations of Agrium as are detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this news release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investors:

Canadian shareholders – CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorcst.com

U.S. shareholders – Innisfree M&A Incorporated at 1-877-456-3442 (toll-free) or email info@innisfreema.com

Media:

Canadian media – Joel Shaffer, Longview Communications, (416) 649-8006

U.S. media – Robert Siegfried, Kekst and Company, (212) 521-4832

Agrium Investor Relations

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761

Agrium Investor Relations

13131 Lake Fraser Dr. SE

Calgary, Alberta

Canada T2J 7E8

Contact us at: www.agrium.com

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